Exhibit 10.4
ENCORE ACQUISITION COMPANY
EMPLOYEE SEVERANCE PROTECTION PLAN
(As Amended and Restated Effective May 6, 2008)
          Encore Acquisition Company (the “Company”), having previously established the Employee Severance Protection Plan (the “Plan”), hereby amends and restates the Plan as of May 6, 2008. The purpose of the Plan is to ensure the continued availability of stable, motivated employee services during periods of uncertainty due to a fundamental corporate change by entitling Participants to termination benefits in the event of their termination in connection with the corporate change. Additionally, the Plan responds to the increasing trend among the Company’s peer companies to provide continuity protection to employees as an integral element of a competitive, multifaceted compensation package.
SECTION 1. Definitions.
          As used in this Plan, the following terms shall have the following meanings:
          (a) “Board” shall mean the Board of Directors of the Company, as constituted from time to time throughout the term of the Plan.
          (b) “Cause” shall be deemed to exist for a Participant’s termination if the Participant has:
     (i) committed any fraud, theft or other dishonesty or willful misconduct which results in significant loss to the Company;
     (ii) been convicted of a felony, entered a plea of nolo contendere (no contest) to a felony indictment or charge, or obtained a deferred adjudication following a felony indictment or charge; or
     (iii) engaged in competitive behavior which could reasonably be expected to adversely affect the Company in any significant respect, misappropriated or aided in misappropriating a material opportunity of the Company or secured or attempted to secure a significant personal benefit not fully disclosed and approved in accordance with the Company’s policies and procedures, as in effect from time to time, in connection with any transaction of, or on behalf of, the Company.
          (c) “CEO” shall mean Jon S. Brumley.
          (d) “Change in Control” shall mean:
     (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of subparagraph (iii) below or (5) any acquisition by a person or entity that owns on May 6, 2008, more than 20% of the outstanding capital stock of the Company at such date;
     (ii) individuals who, at the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;
     (iii) Approval by the stockholders of the Company of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such Person owned 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (iv) Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.
          (e) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor or similar provision thereto.
          (f) “Effective Date” shall mean February 11, 2003.
          (g) “Level 1 Participant,” “Level 1A Participant” and “Level 2 Participant” shall have the respective meanings set forth in Section 3(b).
          (h) “Participant” shall mean a person who meets the eligibility requirements set forth in Section 3.
          (i) “Resignation for Good Reason” shall mean

          (A) for Level 1 and Level 2 Participants, a resignation of employment by the Participant within 30 days following the occurrence, without the Participant’s prior written consent, of one or more of the following events:
     (i) any change in the Participant’s titles, duties or responsibilities that results in the Participant’s not having titles, duties or responsibilities equivalent to or greater than those the Participant had immediately prior to the relevant Change in Control;
     (ii) any reduction in the Participant’s compensation level in effect immediately prior to the relevant Change in Control with respect to base salary, cash and non-cash perquisites, bonus and incentive program eligibility and payout potential, including stock option and restricted stock awards, and welfare plans, including medical insurance, life insurance, and disability insurance;
     (iii) the relocation of the Participant’s place of employment to a location more than 50 miles from his office location immediately prior to the relevant Change in Control; or
     (iv) any failure by the Company to comply with any of the provisions of the Plan, other than a failure not occurring in bad faith and which is cured by the Company promptly after receipt of notice thereof given by the Participant.
          (B) for Level 1A Participants, a resignation of employment by the Participant for any one of the following events without the Participant’s prior written consent:
     (i) a material diminution in the Participant’s base compensation;
     (ii) a material diminution in the Participant’s authority, duties, or responsibilities;
     (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board;
     (iv) a material diminution in the budget over which the Participant retains authority;
     (v) a material change in the geographic location at which the Participant must perform the services; or
     (vi) any other action or inaction that constitutes a material breach of the Plan by the Company.
A Level 1A Participant’s Resignation for Good Reason may not occur unless he has given notice to the Company within 90 days of his knowledge of the initial existence of a condition described in clauses (i) through (vi) above, and the Company shall have a period of at least 30 days (the

“Correction Period”) during which it may remedy the condition. If the Company remedies the condition within the Correction Period, the Level 1A Participant’s resignation in connection with that condition will not qualify for a Resignation for Good Reason. A Level 1A Participant’s Resignation for Good Reason may occur only within 30 days following the expiration of the Correction Period.
          (j) “Specified Employee” shall mean a Participant who meets the requirements specified in Code Section 409A(a)(2)(B).
SECTION 2. Plan Implementation.
          The Board and its designees shall be responsible for implementation of the terms and provisions of the Plan.
SECTION 3. Eligibility and Participation.
          (a) Each regular full-time employee of the Company or any of its direct or indirect wholly-owned subsidiaries, and each part-time employee who has completed 90 days of employment, shall automatically become a Participant in the Plan. A Participant ceases to be a Participant upon termination of employment, provided that any and all rights and obligations accruing to the Participant under the Plan as a result of such employment termination shall survive the Participant’s termination of participation in the Plan.
          (b) Participants shall participate at one of three levels. Each Participant who is a member of the Company’s Strategic Group, as designated from time to time by the Board, and who is not listed on the attached Schedule “A,” shall be a Level 1 Participant. Each participant who is listed on the attached Schedule “A,” shall be a Level 1A Participant. Each other Participant shall be Level 2 Participant. Any Level 2 Participant who becomes a member of the Strategic Group by designation of the Board shall at such time automatically cease to be a Level 2 Participant and, if not designated a Level 1A Participant on Schedule “A,” shall become a Level 1 Participant. In the event that a Participant who was a member of the Strategic Group shall cease to be a member, such Participant shall remain a Level 1 or Level 1A Participant, as applicable, despite no longer being a member of the Strategic Group.
SECTION 4. Termination Benefits.
          (a) Following the termination of a Participant’s employment with the Company during the period commencing 90 days prior to, and ending two years following, a Change in Control, the Participant shall be entitled to receive the following benefits without further action by the Board:
          (I) In the event of termination by death or disability of the Participant, the Participant’s involuntary termination by the Company for Cause, the Participant’s voluntary termination other than a Resignation for Good Reason, the Participant shall be entitled to receive within five days following such termination:
          (i) any compensation which is accrued and unpaid as of the date of termination;

          (ii) all unpaid accumulated and accrued benefits due under any benefit plan or program of the Company in which the Participant was a participant; and
          (iii) all payments with respect to accrued and unpaid reimbursable expenses incurred by the Participant prior to the date of termination.
          (II) In the event of either the Participant’s involuntary termination by the Company other than for Cause or the Participant’s Resignation for Good Reason, the Participant shall be entitled to receive, except as required by Section 7 for Specified Employees, within five days following such termination (or in the case of a Participant terminated within 90 days prior to the Change in Control, on the date selected by the Company during the 90-day period beginning 5 days following such termination or, if earlier, on the date of the Change in Control if such event qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)):
          (i) any compensation which is accrued and unpaid as of the date of termination;
          (ii) all unpaid accumulated and accrued benefits due under any benefit plan or program of the Company in which the Participant was a participant;
          (iii) all payments with respect to accrued and unpaid reimbursable expenses incurred by the Participant prior to the date of termination;
          (iv) benefits equal to:
(A)	if the Participant is a Level 1 or Level 1A Participant:
(1)	a lump-sum cash payment equal to the product of two (2) (or, in the case of the CEO, two and one-half (2 1/2)) multiplied by the sum of the Participant’s then annual base salary plus the amount of any cash bonus under the Company’s annual incentive bonus plan earned by the Participant with respect to the most recently completed fiscal year of the Company (or, if the Participant became employed after the most recent fiscal year-end prior to a termination covered under this Section 4, the target annual cash bonus for such Participant as determined by the Company); and

(2)	to the extent permitted under the Company’s medical, dental and life insurance benefit plans and subject to the Participant’s timely payment to the Company of the Participant’s portion of premiums payable under such plans, continued insurance coverage, for a period of 36 months following the Participant’s termination of employment, under such plans providing the same benefits that are provided to employees of the Company, or, if participation in such plans is not permitted following the Participant’s termination of employment, then the Company shall obtain and maintain equivalent insurance coverage in effect for such period; provided that if during such period the Participant obtains other employment with substantially comparable medical, dental and life insurance benefits, then the Participant’s insurance benefit coverage hereunder shall then cease; or
(B)	if the Participant is a Level 2 Participant:
(1)	a lump-sum cash payment equal to the Participant’s then annual base salary plus the amount of any cash bonus under the Company’s annual incentive bonus plan earned by the Participant with respect to the most recently completed fiscal year of the Company (or, if the Participant became employed after the most recent fiscal year-end prior to a termination covered under this Section 4, the target annual cash bonus for such Participant as determined by the Company); and

(2)	to the extent permitted under the Company’s medical, dental and life insurance benefit plans and subject to the Participant’s timely payment to the Company of the Participant’s portion of premiums payable under such plans, continued insurance coverage, for a period of 24 months following the Participant’s termination of employment, under such plans providing the same benefits that are provided to employees of the Company, or, if participation in such plans is not permitted following the Participant’s termination of employment, then the Company shall obtain and maintain equivalent insurance coverage in effect for such period; provided that if during such period the Participant obtains other employment with substantially comparable medical, dental and life insurance benefits, then the Participant’s insurance benefit coverage hereunder shall then cease; and
(C)	to the extent provided for under the Company’s 2000 Incentive Stock Plan, or any subsequent or other benefit plan of the Company providing for the grant or award of stock options, restricted stock, performance shares, phantom stock or other equity-based incentive awards, the acceleration of the vesting of the Participant’s stock options, restricted stock, performance shares and other awards, subject to and in accordance with the provisions of such plans and the procedures, requirements and conditions relating to or limiting the Participant’s receipt of benefits under such plans.
          (b) In the event that any benefits accruing to a Participant hereunder, and the acceleration of vesting of stock options, restricted stock or other equity-based awards, shall result in the Participant’s being subject to the excise tax imposed by Code Section 4999 or comparable state or local tax laws, then the Company shall pay to the Participant such additional amount as shall be necessary (after taking into account all federal, state and local income taxes payable by the Participant as a result of the receipt of such additional payment) to place the Participant in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. Except as required by Section 7 for Specified Employees, the Company shall make such additional payment upon the earlier of (i) the time at which the Company withholds such excise tax from any payments to the Participant or (ii) 30 days after the Participant notifies the Company that the Participant has filed a tax return which provides that such excise tax is due and payable in reliance on a written opinion of the Participant’s tax counsel that it is more likely than not that such excise tax is due and payable, but in no event later than the December 31 next following the Participant’s taxable year in which the Participant remits the related taxes. If the Participant pays any such excise tax as a result of an adjustment to the Participant’s tax liability by any federal, state or local tax authority, the Company will pay to the Participant within 30 days after notification thereof to the Company, but in no event later than the December 31 next following the Participant’s taxable year in which the Participant remits the related taxes the additional payment provided hereunder resulting from such excise tax liability. In the event the Participant makes a payment pursuant to the preceding sentence, the Participant will negotiate in good faith with the Company procedures reasonably requested by the Company to afford the Company the ability to contest the imposition of such excise tax, provided that the Participant will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that the Participant reasonably determines that such contest is inconsistent with the overall tax interests of the Participant. The Company will hold in confidence and not disclose, without the prior written consent of the Participant, any information with regard to the Participant’s tax position which the Company obtains pursuant to this paragraph.
          (c) The Company shall continue to maintain, for a period of at least 36 months following the termination of any Participant entitled to benefits under Section 4(a)(II) and who was an officer of the Company at any time after the Change in Control, director and officer liability insurance covering past officers of the Company. Such director and officer insurance coverage shall provide to past officers substantially the same benefits afforded to present officers of the Company.
          (d) In the event of a termination of employment under this Section 4, the Participant shall be under no obligation to seek other employment or mitigate the amount of any payment provided for herein, and, subject to Section 4(b) no reduction shall be made to any amount paid or payable to the Participant hereunder.
          (e) The Company shall be the primary obligor with respect to the obligations to Participants hereunder irrespective of whether the Participant is employed by the Company or any wholly owned subsidiary of the Company. Each subsidiary of the Company which employs any Participant shall be a secondary obligor. If for any reason the Company is unable to pay to each Participant the amounts due hereunder, then any subsidiary with which any Participant is employed shall be responsible for any deficiency of payments to the relevant Participant.
SECTION 5. Interest.
          In the event that the Company fails to make timely payment in full of the payments to a Participant under the Plan, then the Participant shall be entitled to receive interest on any unpaid amount at a rate equal to the maximum discount rate permitted under Code Section 280G(d)(4).
SECTION 6. Expenses.
          In the event that any Participant incurs any costs or expenses to enforce or defend his rights under the Plan, then such Participant shall be entitled to recover from the Company all such costs and expenses, including attorney’s fees, reasonably incurred by or on behalf of such Participant.
SECTION 7. Delay of Payments.
          Notwithstanding any provision to the contrary in the Plan, if a Participant (other than a Level 1A Participant) is deemed on the date of the Participant’s separation from service to be a Specified Employee, and the stock of the Company is publicly traded, then the payments specified as being subject to this Section 7 shall not be made or provided to the extent required by Section 409A until the later of (A) the payment date set forth in the Plan or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of Participant’s separation from service, (ii) the date of Participant’s death, or (iii) such other date that complies with, or is exempt from, the requirements of Code Section 409A (the “Delay Period”). Payments subject to the Delay Period shall be paid to the Participant without interest for such delay in payment. All other payments and benefits due under the Plan that are not subject to the foregoing shall be paid or provided in accordance with the normal payment dates specified for them herein.
SECTION 8. Reimbursements.
          All reimbursements and in kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
SECTION 9. Termination, Amendment of the Plan.
          The Plan may be terminated by action of the Board at any time with respect to the Plan’s application to persons commencing employment with the Company subsequent to the Plan’s termination. The Board may terminate the Plan as to all Participants beginning on the third anniversary of the Plan’s adoption and on each anniversary thereafter; provided, however, that the Plan may not be terminated during the two years following a Change in Control. The Plan is not otherwise terminable. The Board may revise or amend the Plan from time to time, but only to the extent that any such revision or amendment would not adversely affect any right of a Participant under the Plan without the consent of such Participant.
SECTION 10. No Employment Right.
          Nothing contained in the Plan shall confer upon any Participant any right to continued employment with the Company or any of its subsidiaries or in any way limit the right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time.
SECTION 11. Unfunded Plan.
          The Company’s liability to pay benefits under the Plan shall constitute an unfunded, unsecured liability of the Company. Nothing contained in the Plan shall create or be construed to create a trust of any kind. No Participant, or anyone claiming under a Participant, shall acquire any right or security or other interest in any assets, funds or property of the Company or any subsidiary by virtue of the Plan.

SECTION 12. Notices.
          All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit with the United States Postal Service to be sent by registered or certified mail, postage prepaid return receipt requested, addressed to the Company, attention to the general counsel, at its principal place of business and to the Participant at his address as shown on the records of the Company or to such other address as the Company shall have received in writing from the Participant.
SECTION 13. Governing Law.
          The Plan shall be governed by and construed in accordance with the laws of the State of Texas.
SECTION 14. Severability.
          In the event that any provision of the Plan shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
SECTION 15. Successors.
          The Plan shall be binding upon and inure to the benefit of any successor or assign of the Company, whether directly or indirectly and whether by way of merger, consolidation, operation of law, assignment or other acquisition of substantially all of the assets or business of the Company, in the same manner and to the full extent that the Company is obligated hereunder, and such successor or assign shall be deemed the “Company” for all purposes of the Plan. In the event that any such successor or assign shall not by operation of law be bound by all of the Company’s obligations hereunder, then the Company shall require such successor or assign to expressly and unconditionally assume all of the Company’s obligations under the Plan.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Company has authorized the execution of this Plan by its duly authorized officer.

ENCORE ACQUISITION COMPANY
By	/s/ Jon S. Brumley
Jon S. Brumley
Chief Executive Officer and President